UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 27, 2005

Open Solutions Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	000-02333-56	22-3173050

(State or Other Juris-	(Commission	(IRS Employer
diction of Incorporation)	File Number)	Identification No.)

300 Winding Brook Drive, Glastonbury, CT	06033

(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (860) 652-3155

(Former Name or Former Address, if Changed Since Last Report)

     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

     ☐       Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

     ☐       Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

     ☐       Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

     ☐       Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02. Unregistered Sales of Equity Securities

               On January 27, 2005, Open Solutions Inc. (the “Registrant”) entered into a purchase agreement (the “Agreement”) to sell senior subordinated convertible notes due 2035 (the “Notes”) with aggregate gross proceeds to the Registrant of approximately $125.4 million to qualified institutional buyers pursuant to the exemptions from the registration requirements of the Securities Act of 1933, as amended (the “Act”), afforded by Section 4(2) of the Act and Rule 144A under the Act. The issue price of the Notes will be $533.56 per $1,000 principal amount at maturity of Notes. The Registrant has also granted to the initial purchasers a 30-day option to purchase additional Notes with aggregate gross proceeds of approximately $18.7 million. The closing of the offering is expected to occur on February 2, 2005.

               The Notes will be convertible into shares of common stock, $0.01 par value per share, of the Registrant (the “Common Stock”) at an initial conversion rate of 18.3875 shares of Common Stock per $1,000 principal amount at maturity of Notes, which is equal to an initial conversion price, based on the issue price, of approximately $29.02 (subject to adjustment), only under the following circumstances: (1) if the reported last sale price of the Registrant’s Common Stock reaches a specified threshold, (2) if the Notes are called for redemption, (3) if specified corporate transactions or distributions to holders of the Registrant’s Common Stock occur, (4) if a change of control occurs or (5) during the 10 trading days prior to, but not on, the maturity date of the Notes. In lieu of delivering shares of Common Stock upon conversion of the Notes, the Registrant may elect to deliver cash or a combination of cash and shares of Common Stock. The Notes will bear cash interest at a rate of 2.75% per year on the issue price until February 2, 2012. After that date, original issue discount will accrue on the Notes at a rate of 2.75% per year on a semi-annual bond equivalent basis. On the maturity date, a holder will receive $1,000 in cash per $1,000 principal amount at maturity of Notes. The Registrant has the right to redeem for cash all or a portion of the Notes at any time on or after February 2, 2012 at a price equal to the sum of the issue price and the accrued original issue discount plus accrued and unpaid cash interest and liquidated damages, if any. Holders of the Notes will have the right to require the Registrant to repurchase some or all of the Notes in cash on February 2, 2012 for $533.56, on February 2, 2015 for $579.12, on February 2, 2020 for $663.86, on February 2, 2025 for $761.00 and on February 2, 2030 for $872.35, in each case, per $1,000 principal amount at maturity of Notes, and upon certain events constituting a change of control, subject to specified exceptions, at a price equal to the sum of the issue price and accrued original issue discount plus accrued and unpaid cash interest and liquidated damages, if any.

               The Notes and the shares of the Common Stock issuable upon conversion of the Notes have not been registered under the Securities Act and may not be offered or sold absent registration or an applicable exemption from registration requirements.

Item 8.01. Other Events

               A copy of the press release relating to the announcement of the pricing of the Notes offering is attached to this Current Report on Form 8-K as Exhibit 99.1.

Item 9.01. Financial Statements and Exhibits

(c)	Exhibits

See Exhibit Index attached hereto.

SIGNATURE

               Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

OPEN SOLUTIONS INC.
Date: January 28, 2005	By:	/s/ Carl D. Blandino
Carl D. Blandino
Senior Vice President, Chief Financial Officer and Treasurer

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press Release issued by the Registrant on January 28, 2005